Exhibit 99.1

STONECASTLE FINANCIAL CORP.

ANNOUNCES ARROWMARK PARTNERS’ ACQUISITION OF STONECASTLE ASSET MANAGEMENT’S BANK INVESTMENT PLATFORM, STOCKHOLDER APPROVAL OF NEW MANAGEMENT AGREEMENT AND ELECTION OF DIRECTORS

New York, NY February 12, 2020 /GLOBE NEWSWIRE/ -- StoneCastle Financial Corp. (NASDAQ: BANX) ("StoneCastle Financial" or the “Company”) today announced that ArrowMark Partners (“ArrowMark”) completed its acquisition of the bank investment platform and assets of StoneCastle Asset Management, LLC, the Company’s former manager, which was previously announced in December 2019. As a closing condition of the transaction, stockholders at a special meeting of Stockholders held on February 7, 2020 approved a new investment management agreement (“Management Agreement”) between the Company and StoneCastle-ArrowMark Asset Management, LLC (“StoneCastle-ArrowMark” or the “Manager”), a subsidiary of ArrowMark, and elected eight directors, constituting the entire Board of Directors of the Company. In addition, on February 12, 2020, the Company’s Board of Directors elected Sanjai Bhonsle as the Company’s Chief Executive Officer and Chairman of the Board of Directors.

New Management Agreement

Effective February 12, 2020, the Company entered into the Management Agreement and StoneCastle-ArrowMark assumed the management of the Company. The terms of the Management Agreement were materially the same as the prior investment management agreement including the compensation payable to the Manager.

Election of Directors

At the special stockholder meeting held on February 7, 2020, the Company’s stockholders elected, effective on February 12, 2020 upon the closing of the Transaction: (A) Alan Ginsberg, Emil W. Henry, Jr. and Karen Reidy to serve as Class I Directors, (B) Michael Van Praag and Michael Stolper to serve as Class II Directors, and (C) Guy Arnold, John Emrich and Sanjai Bhonsle to serve as Class III Directors.

In addition to the required stockholder approvals, the Transaction was subject to other customary closing conditions which were satisfied.

Dechert LLP acted as legal counsel, and Berkshire Global Advisors acted as financial advisor, to StoneCastle Asset Management and its parent StoneCastle Partners, LLC. Schulte Roth & Zabel LLP acted as legal counsel, and Colchester Partners acted as financial advisor to ArrowMark. Pepper Hamilton LLP acted as legal counsel to the Company. Shearman & Sterling LLP acted as legal counsel to the Company’s independent directors.

About StoneCastle Financial Corp.

StoneCastle Financial Corp. is a registered non-diversified, closed-end investment company listed on the NASDAQ Global Select Market under the symbol "BANX.” Its investment objective is to provide stockholders with current income and, to a lesser extent, capital appreciation. StoneCastle Financial Corp. is managed by StoneCastle-ArrowMark Asset Management. To learn more, visit www.stonecastle-financial.com.

Contact:

Julie Muraco

StoneCastle Financial Corp.

347-887-0324